Exhibit 23.2

INDEPENDENT AUDITORS' REPORT ON SCHEDULE

IDG Books Worldwide, Inc.:
Foster City, California

We have audited the consolidated financial statements of IDG Books Worldwide, Inc. and subsidiaries as of September 30, 1999 and 1998, and for each of the three years in the period ended September 30, 1999, and have issued our report thereon dated November 15, 1999 (December 9, 1999 as to paragraph 4 of Note 3); such consolidated financial statements and report are included in your 1999 Annual Report to Stockholders and are incorporated herein by reference. Our audits also included the consolidated financial statement schedule of IDG Books Worldwide, Inc. and subsidiaries listed in Item 14(a)(2). The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

San Jose, California
November 15, 1999 (December 9, 1999 as to paragraph 4 of Note 3)